EXHIBIT 99.1

Nascent Biotech Investigation Drug Product, Pritumumab, to be Studied as a Potential Therapeutic agent against (Coronavirus) Covid-19

March 3, 2020 San Diego, CA USA. - Nascent Biotech, Inc. (OTCQB: NBIO)
, today announced its intention to begin research on a possible treatment for patients infected with the Coronavirus. An article in The Journal of Biological Medicine (
Yu et al. Journal of Biomedical Science (2016) 23:14 DOI 10.1186/s12929-016-0234-7
) specifically mentioned cell surface vimentin as a potential target in the treatment of conditions related to the Coronavirus.

Nascent founder and Advisory Board Chairman, Dr. Mark Glassy, commented that, “We have known for some time that the receptor for Nascent’s lead asset, Pritumumab, is associated with several viruses, but this supportive article, as well as many other more recent publications, reinvigorated our attention to a possible treatment for those afflicted with the recent strain of Coronavirus. It is not a stretch to hold hope it might also be effective for treating patients infected with the new COVID-19 strain.”

“Our plan is to test the ability of Pritumumab to interfere with the virus’ binding to its target cells, thus ameliorating - and possibly eliminating - the potential deadly effects. Nascent is committed to changing patient expectations in this debilitating disease and exploring Pritumumab’s ability to fight Covid-19, further optimizing this promising drug’s potential.” said Dr. Glassy.

About Nascent Biotech Inc

Nascent Biotech, Inc is a clinical-stage biotech company engaged in the development of monoclonal antibodies to be used in the treatment of various cancers. Its products are not commercially available. For further information please visit our website www.nascentbiotech.com.

Safe Harbor
:

Statements in this press release about our future expectations constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, Nascent Biotech Inc's ability to target the medical professionals; Nascent Biotech Inc's ability to raise capital; as well as other risks. Additional information about these and other factors may be described in the Nascent Biotech Inc's Form 10, filed on May 2, 2015, and future subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Lowell Holden
CFO

Nascent Biotech, Inc
6330 Nancy Ridge Dr
Suite 105
San Diego CA 92121

(612) 961-5656

Lowell.holden@nascentbiotech.com